EXHIBIT 4(b)

                      CERTIFICATE OF DESIGNATION

                                  of

                   $5.50 CONVERTIBLE PREFERRED STOCK

                                  of

                           AQUARION COMPANY

                    Pursuant to Section 151 of the

           General Corporation Law of the State of Delaware


     AQUARION COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

(hereinafter called the "Corporation"), hereby certifies that the following resolution was duly adopted by the Board of Directors of the

Corporation as required by Section 151 of the General Corporation Law of the State of Delaware at a meeting duly called and held on April 29,

1998:



     RESOLVED, that none of the authorized shares of $5.50 Convertible

Preferred Stock of the Corporation are outstanding and no such shares will be issued subject to the Certificate of Designations filed with the Secretary of State of the State of Delaware on June 25, 1970 with respect to such shares.



     IN WITNESS WHEREOF, the undersigned do execute this Certificate of Designations and affirm and acknowledge, under penalties of perjury, that this Certificate of Designations is their act and deed and that the facts stated herein are true, this 11th day of May, 1998.



                              /s/RICHARD K. SCHMIDT

                              ____________________________________

                                   Name:     Richard K. Schmidt

                                   Title:    President
 Attest:



/s/LARRY L. BINGAMAN

____________________________________

Name:     Larry L. Bingaman

Title:    Secretary